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                                               THE ZENITH
                                               Zenith National Insurance Corp.
                                               21255 Califa Street
                                               Woodland Hills, CA 91367-5021
                                               Reply to: P.O. Box 9055
                                               Van Nuys, CA 91409-9055
PRESS RELEASE                                  Telephone 818/713-1000
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BUSINESS & FINANCIAL EDITORS                   FREDRICKA TAUBITZ
                                               Executive Vice President
FOR IMMEDIATE RELEASE                          & Chief Financial Officer

WOODLAND HILLS, CA, February 22, 1999 . . . Zenith National Insurance Corp. (NYSE: ZNT) and Nationwide Mutual Insurance Company announced today that Zenith's wholly-owned subsidiary, Zenith Insurance Company, has entered into a definitive agreement to sell CalFarm Insurance Company to Nationwide Mutual Insurance Company for $272 million in cash, subject to adjustment in certain circumstances and subject to regulatory approvals and customary conditions. The closing is expected to occur during the second quarter of this year.

Stanley R. Zax, Chairman and President of Zenith said, "We were approached by Nationwide to purchase CalFarm, a California specialty company with a long history of serving primarily the agricultural region. The sale of CalFarm allows Zenith to strategically focus on its core workers' compensation business and results in Zenith having a stronger financial condition. We estimate an after tax gain on the sale of about $100 million, or about $5.84 per share, and an increase by these amounts in our book value and book value per share."

Zenith has been advised in the transaction by Credit Suisse First Boston Corporation.

The above release contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "believe", "estimate", "expect", "intend", "anticipate", and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Zenith National Insurance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.